EX-99.4i
                                        JACKSON NATIONAL LIFE
                                            INSURANCE COMPANY
2900 Westchester Avenue                           OF NEW YORK  [Graphic Omitted]
Purchase, New York 10577                      A STOCK COMPANY
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                  WAIVER OF WITHDRAWAL CHARGE FOR EXTENDED CARE
                          (HEREINAFTER, "ENDORSEMENT")

CONTRACT TERMS APPLY. This Endorsement is attached to and made a part of the Contract. The terms of the Contract apply to the Endorsement except to the extent they are in conflict with its terms. This Endorsement terminates when the Contract terminates.

The following provisions are hereby added to the Contract:

WAIVER OF WITHDRAWAL CHARGE. If You are confined as an inpatient to a Nursing Home or Hospital for ninety (90) consecutive days, a period during which the Withdrawal Charge otherwise would normally apply, the Company will waive the Withdrawal Charge on any amounts You request withdrawn from an Investment Division or the Fixed Account.

You can withdraw an amount without a Withdrawal Charge pursuant to this benefit only once, regardless of the subsequent occurrence of the same condition or the occurrence of a different condition. You are not eligible for this waiver if:

1. You are confined to a Nursing Home or Hospital during the thirty-day (30) period following the Issue Date, unless such confinement is not related to a subsequent confinement for which You request the waiver; or,
2.   You are no longer confined to a Nursing Home or Hospital.

Confinement to the Nursing Home or Hospital must be prescribed by a Physician and be medically necessary, meaning the confinement is appropriate and consistent with the diagnosis in accordance with accepted standards of practice, and which could not have been omitted without adversely affecting the confined Owner's condition.

Withdrawals made pursuant to this Endorsement shall be up to 100% of the Contract Value. The amount withdrawn pursuant to this Endorsement shall not exceed $250,000 and will be taken from the Separate Account Contract Value and the Fixed Account Contract Value as stated in the Withdrawal Provisions of the Contract.

DEFINITIONS. For the purpose of this Endorsement, the following definitions apply:

     HOSPITAL. A facility located within the United States or its territories which is operated pursuant to law; operates primarily for the care and treatment of sick and injured persons as inpatients; provides continuous 24-hour nursing service by or under the supervision of a registered professional nurse (R.N.); is supervised by a staff of licensed physicians; and, has medical, diagnostic and major surgical facilities on a prearranged basis.

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     PHYSICIAN.  An  individual  who is licensed to practice  medicine and treat illness or injury in the United States or its territories where treatment is received and who is acting within the scope of his or her license. The term Physician only refers to a Physician licensed and currently practicing in the United States or its territories. Physician does not include:
     1.   an Annuitant or Joint Annuitant;
     2.   an Owner or Joint Owner
     3.   Beneficiary(ies); or
     4. a person who is part of the Beneficiary's, Annuitant's or Joint Annuitant's, Owner's or Joint Owner's Immediate Family.

     IMMEDIATE FAMILY. A spouse, child, brother, sister, parent or grandparent.

     NURSING HOME. A facility located in the United States or its territories; operates pursuant to law in the jurisdiction in which it is located; provides custodial care under the supervision of a registered nurse (R.N.) or a Physician; and, DOES NOT include any place owned or operated by a member of the Beneficiary's, Annuitant's or Joint Annuitant's, Owner's or Joint Owner's Immediate Family.

CLAIM REQUIREMENTS. Written notice and proof of claim of the Owner's confinement must be submitted to the Company 90 days after the date the Owner becomes confined to a Nursing Home or Hospital before a waiver will be considered pursuant to this Endorsement. Written proof includes: (1) a properly completed Company claim form; (2) Your signed medical records release; and (3) a Physician's Statement of condition satisfactory to the Company. The Company reserves the right to request additional medical information from any Physician, Hospital, or Nursing Home. The Company may require, at its expense, an additional examination by a Physician of its choice. If there is a discrepancy between medical opinions, the opinion of the Company's Physician will govern.

A PAYMENT UNDER THIS ENDORSEMENT MAY BE TAXABLE. AS WITH ALL TAX MATTERS, YOU ARE ENCOURAGED TO SEEK LEGAL AND/OR TAX ADVICE.

                                          SIGNED FOR THE JACKSON NATIONAL LIFE
                                          INSURANCE COMPANY OF NEW YORK

                                          /s/ CLARK P. MANNING

                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER



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